EXHIBIT 10.3

SEPARATION AGREEMENT

Daisytek International Corporation (“Daisytek”) and George Maney (“Maney”) enter the following agreement (“Agreement”), effective December 4, 2002 (“Effective Date”), for the purpose of completely resolving any and all issues, disputes and claims related to Maney’s employment with Daisytek, the termination of Maney’s employment with Daisytek, and all other matters related in any way to, or resulting in any way from, the relationship between Maney and Daisytek.

1.    Payments and benefits.    As consideration to Maney for Maney’s promises, releases and representations in this Agreement, Daisytek agrees to provide the following payments and benefits to Maney:

a.    $409,486.50 as severance pay, from which taxes will be withheld as required by law;

b.    $10,000.00 for Maney’s first quarter bonus for fiscal year 2002, from which taxes will be withheld as required by law;

c.    $258,138.50 in lieu of any and all stock options granted or that could have been granted, whether vested or unvested, under any agreement between Daisytek and Maney, from which taxes will be withheld as required by law. Maney agrees that Maney will have no further rights whatsoever to any Daisytek stock options, and that Maney waives and relinquishes any and all such rights in return for the payments set out herein.

d.    Daisytek will make the payments specified above to Maney in two payments as follows. On January 1, 2003, Daisytek will make a $393,555.75 payment to Maney. On April 1, 2003, Daisytek will make a $284,069.25 payment to Maney.

2.    Resignation by Maney.    Maney agrees to voluntarily resign Maney’s employment with Daisytek effective January 1, 2003, and Daisytek agrees to accept Maney’s resignation effective January 1, 2003. Maney agrees that his decision to resign his employment is purely voluntary, and that he has not been discriminated or retaliated against during his employment with Daisytek.

3.    Release by Maney.    In return for the payments, releases and other consideration described herein, Maney, for himself and his heirs and assigns, hereby releases and waives all claims and causes of action of any and every sort against Daisytek, its parents, subsidiaries, affiliates, partners, limited partners, successors, shareholders, directors, officers, employees, agents, attorneys and assigns, which Maney has, has had, or may have in the future arising in any way from any event, act or omission which occurred at any time from the beginning of time to the Effective Date, including, but not limited to Maney’s employment with Daisytek, the termination of Maney’s employment with Daisytek, and all other matters related in any way to the relationship between Maney and Daisytek. This release includes, but is not limited to, claims in tort, contract, under statute, in equity or otherwise, and claims for compensation, severance, retaliation, bonuses, stock, stock options, performance incentives, payments as the result of a sale merger or business combination, benefits, vehicle payments or expenses, incidental and consequential damages, expense reimbursement of any sort, injuries, or any other sort of damages or relief whatsoever. This release also includes, but is not limited to, claims under the Americans With Disabilities Act, Age Discrimination in Employment Act, Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Texas Commission on Human Rights Act, the Texas Payday Act, any workers’ compensation statute, and any other federal, state or local act or ordinance pertaining to employment. The intent of Maney and Daisytek is that this release will be interpreted in as broad a fashion as possible and that it is intended to be a total and complete release of all claims of any sort whatsoever.

4.    Release by Daisytek.    In return for the releases and other consideration described herein, Daisytek hereby releases and waives all claims and causes of action of any and every sort against Maney that Daisytek has, has had, or may have in the future arising in any way from any event, act or omission that occurred at any time from the beginning of time to the Effective Date with the exception of the Form of Loan Agreement and Form of Promissory Note signed by Maney and dated September 27, 2001, and the Form of Loan Agreement and Form of Promissory Note signed by Maney and dated November 20, 2000, for which Maney shall remain liable.

5.    Trade Secrets/Confidential Information.    Maney acknowledges that Daisytek’s Confidential Information is uniquely valuable to Daisytek and agrees that during Maney’s lifetime, Maney will not disclose Confidential Information to any other person or entity without Daisytek’s prior written consent and will not duplicate, copy, disseminate or attempt to duplicate, copy or disseminate Confidential Information or any part or portion of it or allow or permit any person or entity within Maney’s control to do so. “Confidential Information” as used in this Agreement includes the following: all trade secrets of Daisytek and any information or item that does not qualify under applicable law as a trade secret but to which Daisytek limits access, to any extent, either internally or externally. Confidential Information includes but is not limited to information and items related to plans, strategies, inventions, devices, services, products, processes, properties, assets, customers, customer lists, customer preferences, markets, marketing strategies, rebate programs, incentive programs, promotions, management, employees, technology, know-how, financial conditions or prospects, employee compensation, fee information, cost information, pricing information, business development plans and strategies, marketing plans and strategies, instructional methodology and techniques, computer software, specifications and code, sources of supply, products or services, designs, analyses, drawings, photographs and reports, computer operating systems, applications and program listings, flow charts, manuals, documentation, databases, accounting and business methods, production procedures, or merchandising systems.

6.    Return of property.    On or before the Effective Date, Maney will return to Daisytek’s counsel all property, tangible or intangible, that Daisytek provided to Maney during the course of or as the result of Maney’s employment with Daisytek, as well as all property, tangible or intangible, that Maney developed or produced as the result of or in the course of Maney’s employment with Daisytek. This includes, but is not limited to, all keys, computers, computer passwords, equipment, and originals and all copies of computer discs, emails, schedules, worksheets, spreadsheets, files or other stored information, documents, and voice, video or data recordings of any sort that are within his possession or control.

7.    Covenant Not to Compete.

a.    Maney agrees that for the one-year period immediately following the Effective Date or for one year from the date of any court order enforcing all or part of this Agreement, whichever is later, Maney will not in the United States, Mexico, the United Kingdom, Argentina, Australia, Ireland, Norway, Sweden, Germany, France, or Italy,

(i)    Either directly or indirectly, for Maney’s own behalf or on behalf of any other person or entity, engage in or carry on any business or in any way become associated with any business that distributes or provides corporate supplies, peripherals, professional tape products, office products, customer care, logistics, distribution, fulfillment, or demand generation services similar to those that Daisytek offered or planned to offer while Maney was employed by Daisytek (“Business of Daisytek”);

(ii)    Either directly or indirectly attempt in any manner to solicit, from any person or entity that is or was a client of Daisytek, business of the type performed or formerly performed by Daisytek for such client or to persuade any such client to cease to do business or to reduce the amount of business which any such client has customarily done with Daisytek or contemplates doing with Daisytek (as used herein the noun “client” shall mean anyone who is a client or customer, supplier, trading group, dealer, trader, venture partner or sales representative or affiliate of any of the above who purchases Daisytek product or services or otherwise does business with Daisytek at any time during the twelve (12) month period immediately preceding the Effective Date and any prospective persons to whom Daisytek had made a formal presentation (or similar offering of services) within a period of twelve (12) months immediately preceding the Effective Date);

(iii)    Either directly or indirectly, for Maney’s own behalf or on behalf of any other person or entity, be or become an employee, agent, consultant or representative of or become a director or officer of any person, firm, corporation, association or other entity that is engaged in or currently intends to become engaged in, or is carrying on any business that is in direct or indirect competition with the Business of Daisytek; or

(iv)    Either directly or indirectly be or become a shareholder, joint venturer in or owner (in whole or in part) of or be a partner of or associated with or have any proprietary or financial interest, in any firm, corporation, joint venture, partnership or association or other entity that is engaged in, or currently intends to become engaged in or is carrying on any business that is in direct or indirect competition with the Business of Daisytek.

Nothing in this Section will prevent Maney from owning less than five percent (5%) of the stock of any publicly traded corporation as long as Maney is not a participant in the management or affairs of the corporation in a manner that would otherwise violate any prohibition contained in this Section.

b.    It is understood and agreed that the scope of the covenants contained in this Section are reasonable as to time, area and scope of activity restrained and are necessary to protect Daisytek’s legitimate business interests. Specifically, Maney has considered the covenants in light of the benefits Maney will obtain by means of this Agreement and has concluded that the covenants leave Maney with a reasonable number and variety of permitted avenues for engaging in employment in a number of locations and a number of occupations during the period of restriction.

c.    If the restrictions contained in this Section regarding time, geography, or scope of activity are determined by a court to be unenforceable, Daisytek and Maney agree that said court may substitute a provision it believes to be enforceable for the one it believes to be unenforceable, and this Agreement may be enforced as amended.

8.    Non-disparagement.    Maney and Daisytek agree not to make any negative or disparaging remarks of any sort regarding one another.

9.    Responsibility for Taxes.    Maney assumes responsibility for all taxes, if any, due by him on or as a result of any payment made to him under this Agreement, with the sole exception of any mandatory payroll withholding and employer contribution required by local, state or federal law. Daisytek makes no representations of any kind relating to the taxability or non-taxability of any payments made or consideration given under this Agreement. Maney acknowledges that he should seek independent advice regarding the taxability of the payments made hereunder, to the extent he desires such advice. Maney also acknowledges that a report of the payments herein may or may not be made by Daisytek or Daisytek’s representatives to the Internal Revenue Service depending upon applicable tax laws. Maney acknowledges that he must pay all of his own legal or tax advice fees, taxes and COBRA continuation premiums out of the proceeds of the consideration described in this Agreement.

10.    Cooperation with Daisytek’s Audit Committee.    Maney agrees that he has been given a full and fair opportunity to express concerns about Daisytek’s alleged practices and financial and accounting improprieties to Daisytek’s Audit Committee. Maney further agrees that he has done so and that he has no material concerns that he has not brought to the attention of the Audit Committee. Maney agrees to continue to make himself reasonably available to confer with, report to, and/or assist Daisytek’s Audit Committee with regard to the Audit Committee’s investigation of any practices or alleged improprieties of Daisytek. If Maney fails to do so, in addition to all other remedies that Daisytek may have for Maney’s breach of this Agreement, Daisytek may cancel all remaining payments due to Maney by Daisytek under this Agreement.

11.    Confidentiality.    Maney agrees to keep amounts, terms and conditions of this Agreement strictly confidential. Except as required by law or legal process issued by a court or government agency with competent jurisdiction, Maney agrees that he shall not disclose the amounts, terms and conditions of this Agreement to any person or entity except for his attorneys or tax advisors, and spouse. Maney additionally agrees that he will inform his attorneys, tax advisors, and spouse that the amounts, terms and conditions of this Agreement are to be kept strictly confidential, and that they are bound to this confidentiality provisions as Maney’s agents.

12.    Duty to Report.    Maney and Daisytek agree that notwithstanding the provisions regarding nondisparagement and confidentiality contained in paragraphs 7 and 10 of this Agreement, Maney may report facts known by him about Daisytek which he has a duty to report by law or public policy to any governmental entity or agency.

13.    Reapplication for Employment.    Maney agrees that he shall neither seek nor accept reemployment with or through Daisytek, whether such employment be directly with Daisytek or a parent, subsidiary or affiliate of Daisytek.

14.    Severability.    If any provision of this Agreement is declared to be illegal, invalid or unenforceable, such provision(s) will be severed from this Agreement and this Agreement shall be construed as if such illegal, invalid or unenforceable provision was never part of this Agreement. Any such illegal, invalid or unenforceable provision will not affect the validity or the enforceability of this Agreement or its remaining provisions.

15.    Governing law/legal fees and costs.    This Agreement is made under, and will be construed in accordance with the laws of the State of Texas. In the event that any legal action is necessary to enforce this Agreement, the prevailing party will be entitled to recover his, its reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first written above.

DAISYTEK INTERNATIONAL CORPORATION		GEORGE MANEY

By:		By:	/s/ George Maney
Its /s/ President/CEO

Date:		Date:	/s/ 12/4/02